UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form 8-K

Current Report

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Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 23, 2015

Date of Report (Date of earliest event reported)

BB&T Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

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North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000

(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of BB&T Corporation (“BB&T” or the “Company”) adopted a Merger Completion Incentive Program (the “Incentive Program”) in regards to BB&T’s pending merger with Susquehanna Bancshares, Inc. (“Susquehanna”). Under the Incentive Program, an incentive award may be paid upon the operational conversion of Susquehanna Bank, Susquehanna’s primary banking subsidiary, whereby the computer systems of Branch Banking and Trust Company (“Branch Bank”), BB&T’s primary banking subsidiary, replace Susquehanna Bank’s computer systems as the current and primary systems of record for the transactional and accounting data of Susquehanna Bank (the “Conversion”). The Conversion is expected to occur at least several months following the closing of the merger of Susquehanna with and into BB&T and Incentive Program awards are wholly conditioned upon the Conversion occurring before June 23, 2016. The occurrence of the Conversion shall be determined by the Compensation Committee and when making this determination the Compensation Committee may reduce Incentive Program awards, including to zero, based on the Compensation Committee’s assessment of BB&T’s then current performance.

Incentive Program awards are being made available to each member of BB&T’s Executive Management group, which is the Company’s top level of management, and includes Kelly S. King, Chairman and Chief Executive Officer, and each of the “Named Executive Officers” included in the Summary Compensation Table of BB&T’s Proxy Statement for its 2015 Annual Meeting of Shareholders. The “Eligible Amount” listed in the table below is the maximum amount that may be awarded to the Named Executive Officer under the Incentive Program.

Name	Eligible Amount ($)
Kelly S. King	1,030,000
Christopher L. Henson	450,000
Ricky K. Brown	450,000
Clarke R. Starnes III	335,000
Daryl N. Bible	335,000

Awards under the Incentive Program may be paid in cash, restricted stock units (“RSUs”), or a combination thereof, as determined by the Compensation Committee. Any portion of an award paid in RSUs will be awarded in accordance with the BB&T Corporation 2012 Incentive Plan.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By: /s/ Cynthia B. Powell

Cynthia B. Powell
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date: June 29, 2015